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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Niska Gas Storage Partners LLC:

        We consent to the use of our reports dated May 30, 2014, with respect to the consolidated balance sheets of Niska Gas Storage Partners LLC as of March 31, 2014 and 2013, and the related consolidated statements of earnings (loss) and comprehensive income (loss), changes in members' equity, and cash flows for each of the years in the three-year period ended March 31, 2014, and the effectiveness of internal control over financial reporting as of March 31, 2014, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

KPMG LLP
Houston, Texas
January 9, 2015

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm